Exhibit 99.1

        American Spectrum Realty Reports Third Quarter Results


    HOUSTON--(BUSINESS WIRE)--Nov. 7, 2007--American Spectrum Realty, Inc. ("the Company") (AMEX:AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the third quarter of 2007.

    Rental revenue increased 14.5%, for the third quarter of 2007 in comparison to the third quarter of 2006. This increase was primarily attributable to $576,000 in revenue generated from two retail properties and one multi-tenant industrial property acquired during the second quarter of 2007. Greater revenues from properties owned for the full quarters ended September 30, 2007 and September 30, 2006 accounted for the remaining increase of $376,000. The increase in revenues from the properties owned for the full quarters ended September 30, 2007 and September 30, 2006 was primarily due to an increase in rental rates. The increase was partially offset by a decrease in weighted average occupancy of properties held for investment, which decreased from 89% at September 30, 2006 to 87% at September 30, 2007. Rental revenue from the acquired properties has been included in the Company's results since their respective dates of acquisition.

    Net loss from continuing operations for the three months ended September 30, 2007 was $3.1 million compared to $1.4 million for the three months ended September 30, 2006. The loss from continuing operations recorded during the third quarter of 2007 included a loss on extinguishment of debt of $2.4 million.

    Net loss for the quarter ended September 30, 2007 was $3.2 million, or $2.32 per share, compared to net loss of $1.5 million, or $1.10 per share, for the third quarter of 2006. The net loss recorded during the third quarter of 2007 included a $72,000 net loss from discontinued operations compared to a $62,000 net loss from discontinued operations during the third quarter of 2006. The net loss from discontinued operations represents the operating results of an office property located in Missouri, which was classified as real estate held for sale as of September 30, 2007.

    Net loss for the nine months ended September 30, 2007 was $5.6 million, or $4.09 per share, compared to net income of $8.9 million, or $6.37 per share, for the nine months ended 2006. The net income for the nine months ended September 30, 2006 included net income from discontinued operations of $12.0 million generated from the disposition of three properties during the first quarter of 2006.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial and retail properties aggregating over 2.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    - Financial Tables Follow -


                   AMERICAN SPECTRUM REALTY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)
                             (Unaudited)

                         Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       -----------------------------------------------
REVENUES:
Rental revenue         $    7,498  $    6,546  $   22,099  $   17,685
Interest and other
 income                        54          26         112         174
                       ----------- ----------- ----------- -----------
    Total revenues          7,552       6,572      22,211      17,859
                       ----------- ----------- ----------- -----------

EXPENSES:
Property operating
 expense                    3,488       3,140       9,555       8,193
General and
 administrative               898         806       2,648       2,730
Depreciation and
 amortization               3,272       2,719       9,056       7,640
Interest expense            3,211       2,564       8,746       6,935
                       ----------- ----------- ----------- -----------
    Total expenses         10,869       9,229      30,005      25,498
                       ----------- ----------- ----------- -----------

OTHER (LOSS) INCOME:
(Loss) gain on
 extinguishment of
 debt                      (2,413)          -      (2,413)      1,849
                       ----------- ----------- ----------- -----------
    Total other (loss)
     income                (2,413)          -      (2,413)      1,849
                       ----------- ----------- ----------- -----------

Net loss from
 continuing operations
 before deferred
income tax benefit and
 minority interest         (5,730)     (2,657)    (10,207)     (5,790)

Deferred income tax
 benefit                    2,136         977       3,918       2,118
                       ----------- ----------- ----------- -----------

Net loss from
 continuing operations
 before minority
 interest                  (3,594)     (1,680)     (6,289)     (3,672)

Minority interest
 (share from
 continuing
 operations)                  464         225         818         490
                       ----------- ----------- ----------- -----------

Net loss from
 continuing operations     (3,130)     (1,455)     (5,471)     (3,182)

Discontinued
 operations:
  Loss from
   discontinued
   operations                (135)       (113)       (327)       (386)
  Gain on sale of
   discontinued
   operations                   -           -           -      22,349
  Deferred income tax
   benefit (expense)           52          42         130      (8,077)
  Minority interest            11           9          26      (1,848)
                       ----------- ----------- ----------- -----------
   (Loss) income from
    discontinued
    operations                (72)        (62)       (171)     12,038
                       ----------- ----------- ----------- -----------

   Net (loss) income   $   (3,202) $   (1,517) $   (5,642) $    8,856
                       =========== =========== =========== ===========

Basic and diluted per
 share data:
   Net loss from
    continuing
    operations         $    (2.27) $    (1.05) $    (3.97) $    (2.29)
   (Loss) income from
    discontinued
    operations              (0.05)      (0.05)      (0.12)       8.66
                       ----------- ----------- ----------- -----------
   Net (loss) income   $    (2.32) $    (1.10) $    (4.09) $     6.37
                       =========== =========== =========== ===========

Basic weighted average
 shares used            1,380,093   1,383,404   1,379,039   1,388,660


                                         September 30,   December 31,
                                             2007            2006
                                        --------------- --------------

Real estate held for investment, net    $       186,983 $      166,400
Cash                                              5,245          1,166
Total assets                                    215,411        190,182
Notes payable, including premiums               184,397        149,437
Total liabilities                               200,748        168,798
Total stockholders' equity                        9,613         15,339


    CONTACT: American Spectrum Realty, Inc.
             William J. Carden, Chairman, President and CEO
             713-706-6200